Exhibit 99.6

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the consolidated financial statements and the notes to those statements included elsewhere in this Report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to and those discussed in the section of this Report titled “Risk Factors”.
Executive Overview
Through the use of our propriety software and principles of world-class manufacturing, we produce large volumes of individually small, customized orders for a broad spectrum of print, signage, apparel and similar products. We market to customers under the Vistaprint brand, as well as several brands through our Albumprinter, Webs, Printdeal and Pixartprinting businesses. These brands serve the needs of various market segments including resellers, small and medium businesses with differentiated service needs, and consumers purchasing products for personal use.
For the fiscal year ended June 30, 2014, we reported revenue of $1,270.2 million representing 9% reported revenue growth over the prior year and 8% growth in constant-currency terms. During the fourth quarter of fiscal 2014 we acquired Printdeal and Pixartprinting, two companies that help us reach differentiated customers through distinct brands, and that we believe will give us access to a broader product offering over time. Excluding these acquisitions, our reported revenue growth was 5% and our constant-currency revenue growth was 4% compared to the fiscal year ended June 30, 2013.
We believe our current revenue growth rate remains below our historical levels because we are in the midst of a major transformation of our customer value proposition in our largest business, the Vistaprint brand. This multi-year transformation began in 2011 and is intended to improve customer loyalty and long-term returns through improvements to pricing consistency and transparency, site experience, customer communications, product selection, product quality, merchandising, marketing messaging and customer service. Some of these efforts in 2014 created near-term revenue headwinds as we have moved toward industry-standard marketing and merchandising approaches, reduced our use of free and deep discount promotions as tools for customer acquisition and retention, and reduced our advertising spend as a percentage of revenue and in absolute dollars. In addition, we have driven consistent pricing and discount levels across our advertising channels in three of our largest revenue-generating markets, compared to our prior practice of offering different pricing and discount levels by channel, which had the effect of changing the return profile of certain advertising channels. The combination of these initiatives impacted new and repeat order volumes during the year, although they also contributed to an increase in our average order value. We remain confident that these efforts will drive long-term value, as evidenced by increases in our customer Net Promoter Score™1 around the world, and improvements in gross profit per customer and repeat order rates in the test market in which we made similar changes over two years ago.
Diluted earnings per share for the year ended June 30, 2014 increased 51% to $1.28 as compared to the prior year. This increase was driven by efforts to improve the per customer economics in our Vistaprint brand, resulting in advertising leverage, as well as continued efforts to drive efficiency and effectiveness in manufacturing and administrative areas of our business. These areas of leverage were partially offset by investments in product quality and selection and software development. We have been successful in improving profitability and expanding our margins despite the $12.7 million loss on the sale of our investment in Namex and its related companies and approximately $5.9 million in transaction costs relating to our portfolio of investments during fiscal 2014. We believe our investments over the past three years, as well as our recently acquired businesses, will collectively enable us to scale and strengthen our competitive position and enhance long-term shareholder value.
Critical Accounting Policies and Estimates
Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). To apply these principles, we must make estimates and judgments that affect our reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. In some instances, we reasonably could have used different accounting estimates and, in other instances, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from our estimates. We base our estimates and judgments on historical experience and other assumptions that we believe to be reasonable at the time under the circumstances, and we evaluate these estimates and judgments on an ongoing basis. We refer to accounting estimates and judgments of this type as critical accounting policies and estimates, which we discuss further below. This section should be read in conjunction with Note 2, "Summary of Significant Accounting Policies," of our audited consolidated financial statements included elsewhere in this Report.
Revenue Recognition. We generate revenue primarily from the sale and shipping of customized manufactured products, as well as providing digital services, website design and hosting, email marketing services, and order referral fees. We recognize revenue arising from sales of products and services, net of discounts and applicable indirect taxes, when it is realized or realizable and earned. We consider revenue realized or realizable and earned when there is persuasive evidence of an arrangement, a product has been shipped or service rendered with no significant post-delivery obligation on our part, the net sales price is fixed or determinable and collection is reasonably assured. For arrangements with multiple deliverables, we allocate revenue to each deliverable based on the relative selling price for each deliverable. We determine the relative selling price using a hierarchy of (1) company specific objective and reliable evidence, then (2) third-party evidence, then (3) best estimate of selling price. Shipping, handling and processing charges billed to customers are included in revenue at the time of shipment or rendering of service. Revenues from sales of prepaid orders on our websites are deferred until shipment of fulfilled orders or until the prepaid service has been rendered. For promotions through discount voucher websites, we recognize revenue on a gross basis, as we are the primary obligor, when redeemed items are shipped. The revenue for a significant portion of our unredeemed vouchers remains deferred as of June 30, 2014, as we establish sufficient historical redemption information with our customer base.
A reserve for estimated sales returns and allowances is recorded as a reduction of revenue, based on historical experience or specific identification of an event necessitating a reserve. This reserve is dependent upon customer return practices and will vary during the year due to volume or specific reserve requirements. Sales returns have not historically been significant to our net revenue and have been within our estimates.
Advertising Expense. We rely heavily on our advertising and marketing efforts in order to promote our products and services to generate revenue growth. Advertising costs, including production related items, are expensed when the costs are incurred. At each balance sheet date, we make estimates of advertising spend that has not yet been invoiced. The accuracy of those estimates depends on sufficient data from our global marketing partners and generally involves a high volume of transactions. We perform extensive analysis on our historical estimates relative to actual performance; however, based on the volume and significance of our marketing spend in any period, these estimates require judgment to recognize the appropriate expense during the period. As of June 30, 2014, we had $19.3 million recorded as an accrued liability for advertising costs.
Share-Based Compensation. We measure share-based compensation costs at fair value, including estimated forfeitures, and recognize the expense over the period that the recipient is required to provide service in exchange for the award, which generally is the vesting period. We use the Black-Scholes option pricing model to measure the fair value of most of our share options and use a lattice model to measure the fair value of share options with a market condition, as well as the subsidiary share option liability award granted in conjunction with the Pixartprinting acquisition. The Black-Scholes model requires significant estimates related to the award’s expected life and future share price volatility of the underlying equity security. The lattice model considers market condition attributes in its valuation assessment where relevant and simulates various sources of uncertainty in order to determine an average value based on the range of resultant outcomes. The lattice model requires estimation of inputs such as future share price volatility, future operating performance, and a forfeiture rate assessment. The fair value of restricted share units and restricted share awards is determined based on the number of shares granted and the quoted price of our ordinary shares on the date of the grant. In determining the amount of expense to be recorded, we also estimate forfeiture rates for all awards based on historical experience to reflect the probability that employees will complete the required service period. Employee retention patterns could vary in the future and result in a change to our estimated forfeiture rate which would directly impact share-based compensation expense. As a measure of sensitivity, a 100 basis point change in our forfeiture rate estimate would have resulted in an immaterial impact on our consolidated statement of operations for all periods.
For awards with a performance condition vesting feature, when achievement of the performance condition is deemed probable, we recognize compensation cost on a graded-vesting basis over the awards' expected vesting periods. Management continually monitors the probability of vesting that is impacted by the achievement of certain business targets and milestones. Independent factors such as market acceptance, technological feasibility or economic market volatility could impact the achievement of such awards and contribute to variability in management's estimate and the recognition of the underlying share-based compensation expense. As the recognition of the compensation expense is reliant upon management's estimate of the likelihood of achievement of the award, if the probability increases during any given period, the compensation cost associated with that award would be accelerated in order to match the estimated outcome. These changes in estimate could result in expense volatility.
Income Taxes. As part of the process of preparing our consolidated financial statements, we estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our current tax expense, including assessing the risks associated with tax positions, together with assessing temporary and permanent differences resulting from differing treatment of items for tax and financial reporting purposes. We recognize deferred tax assets and liabilities for the temporary differences using the enacted tax rates and laws that will be in effect when we expect temporary differences to reverse. We assess the ability to realize our deferred tax assets based upon the weight of available evidence both positive and negative. To the extent we believe that it is more likely than not that some portion or all of the deferred tax assets will not be realized, we establish a valuation allowance. Our estimates can vary due to the profitability mix of jurisdictions, foreign exchange movements, changes in tax law, regulations or accounting principles, as well as certain discrete items. In the event that actual results differ from our estimates or we adjust our estimates in the future, we may need to increase or decrease income tax expense, which could have a material impact on our financial position and results of operations.
We establish reserves for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These reserves are established when we believe that certain positions might be challenged despite our belief that our tax return positions are in accordance with applicable tax laws. We adjust these reserves in light of changing facts and circumstances, such as the closing of a tax audit, new tax legislation, or the change of an estimate based on new information. To the extent that the final outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made. Interest and, if applicable, penalties related to unrecognized tax benefits are recorded in the provision for income taxes.
Software and Website Development Costs. We capitalize eligible salaries and payroll-related costs of employees who devote time to the development of our websites and internal-use computer software. Capitalization begins when the preliminary project stage is complete, management with the relevant authority authorizes and commits to the funding of the software project, and it is probable that the project will be completed and the software will be used to perform the function intended. These costs are amortized on a straight-line basis over the estimated useful life of the software, which we revised in fiscal 2013 from two years to three years. This change in estimated useful life increased our pre-tax income for fiscal year ended June 30, 2013 by approximately $2.7 million when compared to the historical estimated useful life. Our judgment is required in determining whether a project provides new or additional functionality, the point at which various projects enter the stages at which costs may be capitalized, assessing the ongoing value and impairment of the capitalized costs, and determining the estimated useful lives over which the costs are amortized. Historically we have not had any significant impairments of our capitalized software and website development costs.
Business Combinations. We recognize the tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The fair value of identifiable intangible assets is based on detailed cash flow valuations that use information and assumptions provided by management. The valuations are dependent upon a myriad of factors including historical financial results, estimated customer renewal rates, projected operating costs and discount rates. We estimate the fair value of contingent consideration at the time of the acquisition using all pertinent information known to us at the time to assess the probability of payment of contingent amounts. We allocate any excess purchase price over the fair value of the net tangible and intangible assets acquired and liabilities assumed to goodwill. The assumptions used in our valuations for the acquisition of Printdeal and Pixartprinting during fiscal 2014 may differ materially from actual results depending on performance of the acquired businesses and other factors. While we believe the assumptions used were appropriate, different assumptions in the valuation of assets acquired and liabilities assumed could have a material impact on the timing and extent of impact on our statements of operations.
Goodwill is assigned to reporting units as of the date of the related acquisition. If goodwill is assigned to more than one reporting unit, we utilize a method that is consistent with the manner in which the amount of goodwill in a business combination is determined. Costs related to the acquisition of a business are expensed as incurred.

Goodwill, Indefinite-Lived Intangible Assets, and Other Definite Lived Long-Lived Assets. We evaluate goodwill and indefinite-lived intangible assets for impairment annually or more frequently when an event occurs or circumstances change that indicate that the carrying value may not be recoverable. We have the option to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. For our annual impairment test as of January 1, 2014, we considered the timing of the most recent fair value assessment (January 1, 2013), the operating results of the reporting units as compared to the cash flow forecast used in the fiscal 2013 quantitative analysis, an assessment of our overall market capitalization as compared to our consolidated net assets, and the consideration of market or economic events that could be indicative of impairment. Our qualitative assessment for fiscal 2014 determined that there was no indication that the carrying value of any of our reporting units exceeded its fair value. In addition, there have been no indications of impairment that would require an updated analysis as of June 30, 2014. In addition to the specific factors mentioned above, we assess the following individual factors on an ongoing basis such as:

•	A significant adverse change in legal factors or the business climate;

•	An adverse action or assessment by a regulator;

•	Unanticipated competition;

•	A loss of key personnel; and

•	A more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of.
If the results of the qualitative analysis were to indicate that the fair value of a reporting unit is less than its carrying value, the quantitative test is required. Under the quantitative approach, we estimate the fair values of our reporting units using a discounted cash flow methodology. The discounted cash flows are based on our strategic plans and best estimates of revenue growth and operating profit by each reporting unit. Our annual analysis requires significant judgment, including the identification and aggregation of reporting units, discount rate and perpetual growth rate assumptions, and the amount and timing of expected future cash flows. While we believe our assumptions are reasonable, actual results could differ from our projections.
    We are required to re-evaluate the estimated useful lives on an ongoing basis and evaluate the recoverability of definite lived long-lived assets, which include, among other items, customer relationships, developed technology, property, and equipment, when indicators of impairment are present. For purposes of the recoverability test, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. The test for recoverability compares the undiscounted future cash flows of the long-lived asset group to its carrying value. If the carrying values of the long-lived asset group exceed the undiscounted future cash flows, the assets are considered to be potentially impaired. The next step in the impairment measurement process is to determine the fair value of the individual net assets within the long-lived asset group. If the aggregate fair values of the individual net assets of the group are less than the carrying values, an impairment charge is recorded equal to the excess of the aggregate carrying value of the group over the aggregate fair value. The loss is allocated to each long-lived asset within the group based on their relative carrying values, with no asset reduced below its fair value. The identification and evaluation of a potential impairment requires judgment and is subject to change if events or circumstances pertaining to our business change.
Recently Issued or Adopted Accounting Pronouncements
See Item 8 of Part II, “Financial Statements and Supplementary Data — Note 2 — Summary of Significant Accounting Policies — Recently Issued or Adopted Accounting Pronouncements."

Results of Operations
The following table presents our operating results for the periods indicated as a percentage of revenue:

	Year Ended June 30,
	2014	2013	2012
As a percentage of revenue:
Revenue	100.0%	100.0%	100.0%
Cost of revenue	35.5%	34.3%	34.8%
Technology and development expense	13.9%	14.1%	12.7%
Marketing and selling expense	34.6%	38.2%	36.8%
General and administrative expense	9.2%	9.4%	10.3%
Income from operations	6.8%	4.0%	5.4%
Other income (expense), net	(1.7)%	—%	0.2%
Interest income (expense), net	(0.6)%	(0.5)%	(0.1)%
Income before income taxes and loss in equity interests	4.5%	3.5%	5.5%
Income tax provision	0.8%	0.8%	1.2%
Loss in equity interests	0.2%	0.2%	—%
Net income	3.4%	2.5%	4.3%
Add: Net loss attributable to noncontrolling interests	—%	—%	—%
Net income attributable to Cimpress N.V.	3.4%	2.5%	4.3%

In thousands

	Year Ended June 30,
	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Revenue	$1,270,236	$1,167,478	$1,020,269	9%	14%
Revenue
We generate revenue primarily from the sale and shipping of customized manufactured products, and by providing digital services, website design and hosting, email marketing services, as well as a small percentage from order referral fees and other third-party offerings.
We seek to increase our revenue by increasing the number of customers who purchase from us (“unique active customers”), as well as the amount our customers spend on our offerings (“average bookings per unique active customer”). We use the combination of unique active customers and average bookings per unique active customer to describe our revenue performance as this approach is aligned with the way we manage our business and our efforts to increase our revenue. Although these metrics currently exclude our Printdeal and Pixartprinting acquisitions, we continue to believe that metrics relating to our unique active customers and average bookings per unique active customer offer shareholders a useful means of assessing our execution against our strategy. Because changes in one of these metrics may be offset by changes in the other metric, no single factor is determinative of our revenue and profitability trends, and we assess them together to understand their overall impact on revenue and profitability. A number of factors influence our ability to drive increases in these metrics:

•
Unique active customers.  The consolidated unique active customer count is the number of individual customers who purchased from us in a given period, with no regard to the frequency of purchase. For example, if a single customer makes two distinct purchases within a twelve-month period or is a distinct customer purchasing from Vistaprint and Albumprinter, that customer is tallied only once in the unique active customer count. We determine the uniqueness of a customer by looking at certain customer data, specifically a customer's unique email address. Unique active customers are driven by both the number of new customers we acquire, as well as our ability to retain customers after their first purchase. During our early growth phase, we focused more resources on the acquisition of new customers through the value of our offering and our broad-based marketing efforts targeted at the mass market for micro business customers. As we have grown larger, our acquisition focus has been supplemented with expanded retention efforts, such as email offers, customer service, and expanding our product offering. Our unique active customer count has grown significantly over the years, and we expect it will continue to grow as we see additional opportunity to drive both new customer acquisitions as well as increased retention rates. A retained customer is any unique customer in a specific period who has also purchased in any prior period.

•
Average bookings per unique active customer.  Average bookings per unique active customer are total bookings, which represents the value of total customer orders received on our websites, for a given period of time divided by the total number of unique active customers, regardless of brand, who purchased during that same period of time. We seek to increase average bookings per unique active customer as a means of increasing revenue. Average bookings per unique active customer are influenced by the frequency that a customer purchases from us, the number of products and feature upgrades a customer purchases in a given period, as well as the mix of tenured customers versus new customers within the unique active customer count, as tenured customers tend to purchase more than new customers. Average bookings per unique active customer have grown over a multi-year period, though they do sometimes fluctuate from one quarter to the next depending upon the type of products we promote during a period and promotional discounts we offer. For example, among other things, seasonal product offerings, such as holiday cards, can cause changes in bookings per customer in our second fiscal quarter ended December 31.

Vistaprint Business Unit
Revenue for the fiscal year ended June 30, 2014 increased 5% to $1,144.0 million compared to the fiscal year ended June 30, 2013 due to increases in sales across our product and service offerings. During the third quarter, we rolled out significant pricing changes in two of our top markets: the U.S. and Germany. These changes are designed to help us improve customer lifetime value and loyalty over time, but created near-term revenue headwinds in the Vistaprint Business Unit for the second half of fiscal 2014, particularly in our third fiscal quarter. The Vistaprint Business Unit delivered annual reported and constant-currency revenue growth of 4% during the fiscal year ended June 30, 2014, as successful programs to drive customer value that we started two years ago helped to offset the negative impact of the pricing changes.
Revenue for the fiscal year ended June 30, 2013 increased 12% to $1,091.9 million compared to the fiscal year ended June 30, 2012 due to increases in sales across our product and service offerings in our business, including the revenue from the Webs business that was included for only a portion of our fiscal 2012 results. The Vistaprint Business Unit continued to deliver a solid performance with 12% reported revenue growth and 12% constant-currency revenue growth excluding the impact of our acquisition of Webs in fiscal 2012, leveraging successful programs to drive customer value that we started two years ago.
All Other Business Units
Revenue for the fiscal year ended June 30, 2014 increased to $126.2 million from $75.6 million in the prior comparable period, primarily due to the addition of revenue from our fourth quarter fiscal 2014 acquisitions of Printdeal and Pixartprinting. The reported revenue of our other business units increased by 67% and constant-currency basis excluding the impact of the 2014 acquisitions was 7%.
Revenue for the fiscal year ended June 30, 2013 increased to $75.6 million from $47.4 million in the fiscal year ended June 30, 2012, primarily due to the addition of revenue from the Albumprinter business that was included for only a portion of our fiscal 2012 results. The reported revenue of our other business units increased by 59% and constant-currency revenue growth excluding the impact of our acquisition of Albumprinter in fiscal 2012 was 34%.

Total revenue by reporting segment for the fiscal years ended June 30, 2014, 2013 and 2012 are shown in the following table. Fiscal 2014 includes the impact of Printdeal and Pixartprinting from their respective acquisition dates in our All Other Business Units segment. Fiscal 2012 includes the impact of webs and albumprinter from their respective acquisition dates:

In thousands	Year Ended June 30,			Currency Impact:	Constant- Currency	Impact of Acquisitions:	Constant- Currency revenue growth
	2014	2013	% Change	(Favorable)/Unfavorable	Revenue Growth (1)	(Favorable)/Unfavorable	Excluding acquisitions (1)
Vistaprint Business Unit	$1,144,030	$1,091,900	5%	(1)%	4%	—%	4%
All Other Business Units	126,206	75,578	67%	(4)%	63%	(56)%	7%
Total revenue	$1,270,236	$1,167,478	9%	(1)%	8%	(4)%	4%

	Year Ended June 30,			Currency Impact:	Constant- Currency	Impact of Acquisitions:	Constant- Currency revenue growth
	2013	2012	% Change	(Favorable)/Unfavorable	Revenue Growth (1)	(Favorable)/Unfavorable	Excluding acquisitions (2)
Vistaprint Business Unit	$1,091,900	$972,847	12%	1%	13%	(1)%	12%
All Other Business Units	75,578	47,422	59%	7%	66%	(32)%	34%
Total revenue	$1,167,478	$1,020,269	14%	2%	16%	(4)%	12%
___________________
(1) Constant-currency revenue growth, a non-GAAP financial measure, represents the change in total revenue between current and prior year periods at constant-currency exchange rates by translating all non-U.S. dollar denominated revenue generated in the current period using the prior year period’s average exchange rate for each currency to the U.S. dollar and excludes the impact of gains or losses on effective currency hedges recognized in revenue. We have provided these non-GAAP financial measures because we believe they provide meaningful information regarding our results on a consistent and comparable basis for the periods presented. Management uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate our operating results. These non-GAAP financial measures should be considered supplemental to and not a substitute for our reported financial results prepared in accordance with GAAP. Constant-currency revenue growth excluding acquisitions excludes revenue results for our Q4 2014 acquisitions of Printdeal and Pixartprinting.
(2) Constant-currency revenue growth excluding acquisitions excludes revenue results of the fiscal 2012 acquisitions of Albumprinter Holding B.V. on October 31, 2011 and Webs, Inc. on December 28, 2011.
We monitor unique active customers and average bookings per unique active customer on a trailing twelve-month, or TTM, basis. We have historically reported these metrics for our Vistaprint-branded business only; however, in fiscal 2014 we began including the Albumprinter and Webs activity since their respective acquisition dates. We have revised the June 30, 2013 and 2012 information to include Albumprinter and Webs and presented it on a consolidated basis for comparative purposes. The consolidated unique active customer count is the number of individual customers who purchased from us in a given period, with no regards to the frequency of purchase. For the purposes of this consolidated presentation, a customer that has purchased from more than one of our brands is only counted once. New customers include those who purchased from any one of our brands for the first time in a given time period. Any existing Albumprinter or Webs customers prior to the 2012 acquisitions who placed an order with us following their respective acquisition dates are counted as retained customers. The following table summarizes our operational revenue metrics for the years ended June 30, 2014, 2013 and 2012 (including the 2012 acquisitions since their respective acquisition dates, but excluding the 2014 acquisitions of Printdeal and Pixartprinting):

	Year Ended June 30,
	2014	2013	% Increase/(Decrease)
Unique active customers	16.7 million	17.0 million	(2)%
New customers	9.7 million	10.5 million	(8)%
Retained customers	7.0 million	6.5 million	8%

Average bookings per unique active customer	$74	$69	7%
New customers	$54	$51	6%
Retained customers	$102	$97	5%

	Year Ended June 30,
	2013	2012	% Increase/(Decrease)
Unique active customers	17.0 million	15.0 million	13%
New customers	10.5 million	9.6 million	9%
Retained customers	6.5 million	5.4 million	20%

Average bookings per unique active customer	$69	$68	1%
New customers	$51	$51	—%
Retained customers	$97	$98	(1)%

The following table summarizes our comparative operating expenses for the period:
In thousands

	Year Ended June 30,
	2014	2013	2012	2014 vs. 2013	2013 vs. 2012
Cost of revenue	$451,093	$400,293	$355,205	13%	13%
% of revenue	35.5%	34.3%	34.8%
Technology and development expense	$176,344	$164,859	$129,162	7%	28%
% of revenue	13.9%	14.1%	12.7%
Marketing and selling expense	$440,311	$446,116	$375,538	(1)%	19%
% of revenue	34.6%	38.2%	36.8%
General and administrative expense	$116,574	$110,086	$105,190	6%	5%
% of revenue	9.2%	9.4%	10.3%
Cost of revenue
Cost of revenue includes materials used to manufacture our products, payroll and related expenses for production personnel, depreciation of assets used in the production process and in support of digital marketing service offerings, shipping, handling and processing costs, third-party production costs, costs of free products and other related costs of products sold by us. Cost of revenue as a percent of revenue increased during fiscal 2014 as the Printdeal and Pixartprinting operations we acquired in fiscal 2014 have a lower gross margin profile than our traditional business; however, these companies have lower marketing and selling costs.
The Vistaprint Business Unit cost of revenue increased to $377.4 million for the year ended June 30, 2014 from $364.1 million in the prior period, as we produced more revenue volume during fiscal 2014 as compared to the same period in fiscal 2013. We incurred incremental shipping and overhead related costs in fiscal 2014 of $3.6 million and $9.7 million, respectively. These expense increases were offset by a decline in materials related costs of $1.1 million and other productivity and efficiency gains. In addition, the fiscal 2013 period included a benefit from a non-cash gain related to a free piece of equipment of $1.4 million in our European operations that did not occur in fiscal 2014.
The remaining increase in cost of revenue for the year ended June 30, 2014 as compared to fiscal 2013, was primarily due to additional manufacturing costs of $29.7 million for the acquired Printdeal and Pixartprinting operations.
The increase in the Vistaprint Business Unit cost of revenue from fiscal 2012 to fiscal 2013 was primarily due to additional manufacturing costs for increased product sales. Specifically, we incurred additional expense of $26.5 million for material and overhead related costs, as well as $7.2 million of shipping cost during the year ending June 30, 2013 as compared to the prior period. These fiscal 2013 expense increases were offset by a $1.4 million benefit from a non-cash gain related to a free piece of equipment.
The remaining increase in cost of revenue for the year ended June 30, 2013 as compared to fiscal 2012, was primarily due to additional manufacturing costs for our Albumprinter operations that were only included for a portion of our fiscal 2012 results.

Technology and development expense
Technology and development expense consists primarily of payroll and related expenses for our employees engaged in software and manufacturing engineering, information technology operations, content development, amortization of capitalized software, website development costs and certain acquired intangible assets, including developed technology, hosting of our websites, asset depreciation, patent amortization, legal settlements in connection with patent-related claims, and other technology infrastructure-related costs. Depreciation expense for information technology equipment that directly supports the delivery of our digital marketing services products is included in cost of revenue.
The growth in our technology and development expenses of $11.5 million for fiscal 2014 was primarily due to increased payroll and facility-related costs of $9.5 million as a result of an increase in headcount in our technology development and information technology support organizations. At June 30, 2014, we employed 887 employees in these organizations compared to 786 employees at June 30, 2013. Other technology and development expenses increased $4.0 million in fiscal 2014 as compared to the prior comparative period primarily due to restructuring charges of $1.3 million as well as increased recruitment, hosting services and other costs related to continued investment in our infrastructure. In addition, amortization expense increased by $1.1 million as a result of the Printdeal and Pixartprinting acquisitions. These expense increases were partially offset during fiscal 2014 by a decline in share-based compensation expense of $2.1 million as the restricted share awards granted as part of our fiscal 2012 Webs acquisition were fully vested as of December 31, 2013. Also during fiscal 2014, we had higher net capitalization of software costs of $1.0 million due to an increase in current costs that qualified for capitalization during the fiscal year.
The growth in our technology and development expenses of $35.7 million for fiscal 2013 as compared to fiscal 2012, was primarily due to increased payroll and facility-related costs of $30.0 million as a result of a planned increase in headcount in our technology development and information technology support organizations. At June 30, 2013, we employed 786 employees in these organizations compared to 657 employees at June 30, 2012. Share-based compensation expense attributable to technology and development personnel in fiscal 2013 increased by $4.0 million as compared to fiscal 2012 partially due to a full period of expense associated with restricted shares granted as part of the Webs acquisition. In addition, other technology and development expenses increased $6.1 million as compared to the prior comparative period due to increased employee travel and training costs, recruitment costs, and increased depreciation, hosting services, and other costs related to continued investment in our website infrastructure. These expense increases were partially offset by decreased expense related to capitalized software costs of $5.7 million, due in part to our change in the estimated useful life of our capitalized software and website development costs from 2 to 3 years of $2.7 million as discussed in Note 2 of the accompanying consolidated financial statements, as well as an increase in net capitalization of qualifying costs during the fiscal year. Fiscal 2013 included $1.3 million of additional amortization of acquired developed technology assets from the acquisitions of Albumprinter and Webs as compared to fiscal 2012.
Marketing and selling expense
Marketing and selling expense consists primarily of advertising and promotional costs; payroll and related expenses for our employees engaged in marketing, sales, customer support and public relations activities; amortization of certain acquired intangible assets, including customer relationships and trade names; and third-party payment processing fees.
The decrease in our marketing and selling expenses of $5.8 million for fiscal 2014 as compared to fiscal 2013 was primarily due to decreased advertising costs of $19.5 million as we executed more strategically focused marketing spend during the year, particularly in Europe. Additionally, share-based compensation expense decreased during fiscal 2014 by $1.3 million as the restricted share awards granted as part of our fiscal 2012 Webs acquisition were fully vested at December 31, 2013. This reduction in expense was partially offset by increased payroll and facility-related costs of $6.9 million as we continued to expand our marketing organization and our customer service, sales and design support centers. At June 30, 2014, we employed 2,038 employees in these organizations compared to 1,672 employees at June 30, 2013. In addition, other marketing and selling expenses increased by $6.1 million, inclusive of $1.3 million of restructuring related expenses, as well as increased outside service costs, payment processing fees, and other marketing costs. Fiscal 2014 also includes $2.0 million of additional amortization expense for the customer and trademark related intangible assets acquired with the Printdeal and Pixartprinting businesses.

The growth in our marketing and selling expenses of $70.6 million for fiscal 2013 as compared to fiscal 2012 was driven primarily by increases of $34.4 million in advertising costs and commissions related to new customer acquisition and promotions targeted at our existing customer base, an integral component of our long-term growth strategy in fiscal 2013. We continued to expand our marketing organization and our customer service, sales and design support centers, and at June 30, 2013, we employed 1,672 employees in these organizations compared to 1,515 employees at June 30, 2012, resulting in increased payroll and facility-related costs in fiscal 2013, when compared to fiscal 2012, of $24.8 million. For fiscal 2013, share-based compensation costs attributable to marketing and selling personnel increased $3.7 million as compared to fiscal 2012 due primarily to a change in the functional classification of a portion of the share-based compensation expense to selling and marketing expense in fiscal 2013 as a result of a change in role by certain employees, as well as a full period of expense associated with restricted shares granted as part of the Webs acquisition. Other marketing and selling expenses also increased by $4.4 million due to increased depreciation costs, payment processing fees, and professional fees. Furthermore, fiscal 2013 includes increased amortization expense of $3.3 million as compared to fiscal 2012 from acquired customer and brand name intangible assets related to the acquisitions of Albumprinter and Webs partly due to an acceleration of $1.4 million associated with a change in the expected usage of an asset, in addition to a full annual period of expense in fiscal 2013 related to the Albumprinter and Webs acquisitions.
General and administrative expense
General and administrative expense consists primarily of transaction costs, including third-party professional fees, insurance and payroll and related expenses of employees involved in executive management, finance, legal, and human resources.
During fiscal 2014 our general and administrative expenses increased as compared to fiscal 2013 by $6.5 million, primarily due to an increase of $5.9 million in professional fees for costs incurred related to our recent acquisitions and strategic investments, as well as $3.2 million of employee and facility related restructuring costs. In addition, we recognized $2.2 million of expense for the increase in the fair value of the earn-out liability for both Printdeal and Pixartprinting since the date of acquisition. These increases were partially offset by a net decrease of $4.8 million primarily related to reduced share-based compensation, recruiting costs, and other corporate charges. At June 30, 2014 we employed 416 employees in these organizations compared to 400 employees at June 30, 2013.
During fiscal 2013, our general and administrative expenses increased as compared to fiscal 2012 by $4.9 million, primarily due to increased payroll and facility-related costs of $6.1 million resulting from the continued investment in our executive management, finance, legal and human resource organizations to support our expansion and growth. At June 30, 2013, we employed 400 employees in these organizations compared to 369 employees at June 30, 2012. These additional payroll related costs were offset by a $1.2 million decrease in professional fees, as the fiscal 2012 comparable period included transaction costs associated with our Albumprinter and Webs acquisitions. Additionally, fiscal 2012 included expenses associated with a patent infringement trial, which did not recur in fiscal 2013, as well as certain one-time termination benefits.
Other income (expense), net
Other income (expense), net generally consists of gains and losses from currency exchange rate fluctuations on transactions or balances denominated in currencies other than the functional currency of our subsidiaries, as well as the realized and unrealized gains and losses on our derivative instruments. In addition, in fiscal 2014 we recognized a loss of $12.7 million on the sale of our equity investment in Namex.
In addition to the Namex loss noted above, we incurred $8.9 million of currency related expense for fiscal 2014, as compared to $0.1 million of expense for fiscal 2013. The increased expense is primarily due to the net loss of $7.5 million recognized on our currency forward contracts for which we did not seek hedge accounting and that did not occur in fiscal 2013. This expense was substantially offset by favorable currency impacts within operating income. In evaluating our currency hedging program and ability to achieve hedge accounting in light of certain changes in our legal entity cash flows, we considered the benefits of hedge accounting relative to the additional economic cost of trade execution and administrative burden. Based on this analysis, we decided to execute currency forward contracts that do not qualify for hedge accounting. As a result, during fiscal 2014, we experienced increased volatility within other (expense), net in our consolidated statements of operations from unrealized gains and losses on the mark-to-market of outstanding currency forward contracts. We expect this volatility to continue in future periods for contracts for which we do not apply hedge accounting.

In addition, changes in our corporate entity operating structure, effective on October 1, 2013, required us to alter our intercompany transactional and financing activities. We have significant non-functional currency intercompany financing relationships that result in increased currency exchange rate losses of $1.5 million, both realized and unrealized, during fiscal 2014. We may continue to experience increased volatility in exchange rate gains and losses in future periods as a result of these changes.
Other income (expense) for fiscal 2012 was $2.4 million of income, primarily related to a gain in the period from Euro currency transactions related to the funding of the Albumprinter acquisition.
Interest income (expense), net
Interest income (expense), net, primarily consists of interest paid to financial institutions on outstanding balances on our credit facility and amortization of debt issuance costs of $7.7 million, $5.3 million, $1.7 million for fiscal 2014, 2013 and 2012, respectively. The increase in interest income (expense), net in each fiscal period as compared to the prior fiscal period is a result of increased borrowing levels under our credit facility throughout the respective years.
Income tax provision

	Year Ended June 30,
	2014	2013	2012
Income tax provision	$10,590	$9,387	$11,851
Effective tax rate	18.7%	23.0%	21.2%
Income tax expense for fiscal 2013 included a one-time currency exchange related tax benefit of $1.9 million recognized by one of our Canadian subsidiaries. Excluding this one-time benefit, income tax expense would have been lower in fiscal 2014 as compared to fiscal 2013 primarily attributable to tax benefits resulting from changes to our corporate entity operating structure that became effective on October 1, 2013, as further described below.
On an annual basis, our income tax expense for the majority of our subsidiaries is a function of our operating expenses and cost-based transfer pricing methodologies and not a function of consolidated pre-tax income. As a result, our consolidated annual effective tax rate will typically vary inversely to changes in our consolidated pre-tax income. For fiscal 2014, we had a lower consolidated annual effective tax rate as compared to fiscal 2013, primarily as a result of higher consolidated pre-tax earnings in fiscal 2014 as compared to fiscal 2013 plus tax benefits resulting from changes to our corporate entity operating structure in fiscal 2014, described below.
On October 1, 2013, we made changes to our corporate entity operating structure, including transferring our intellectual property among certain of our subsidiaries, primarily to align our corporate entities with our evolving operations and business model. The transfer of assets occurred between wholly owned legal entities within the Cimpress group that are based in different tax jurisdictions. The impact of the transfer is recognized for income tax purposes only and not in our consolidated financial statements. As the impact of the transfer was the result of an intra-entity transaction, any resulting gain or loss and immediate tax impact on the transfer is eliminated and not recognized in the consolidated financial statements under U.S. GAAP. The transferor entity recognized a gain on the transfer of assets that was not subject to income tax in its local jurisdiction. However, the recipient entity will receive a tax benefit associated with the future amortization of the fair market value of the intellectual property received, which for tax purposes will occur over a period of five years in accordance with the applicable tax laws.
We are currently under income tax audits in various jurisdictions. We believe that our income tax reserves associated with these matters are adequate as the positions reported on our tax returns will be sustained on their technical merits. However, final resolution is uncertain and there is a possibility that it could have a material impact on our financial condition, results of operations or cash flows. See Note 14 in our accompanying consolidated financial statements for additional discussion.
Loss in Equity Interest
In July 2012, we made an investment in Namex, which included a Chinese printing business, for a minority ownership position. Our share of Namex's loss for the fiscal years ended June 30, 2014 and 2013 was $2.7 million and $1.9 million, respectively. We disposed of our investment in April 2014 and recognized a loss of $12.7 million in other income (expense), net. See Note 15 in our accompanying consolidated financial statements for additional discussion.
Liquidity and Capital Resources
Consolidated Statements of Cash Flows Data:
In thousands

	Year Ended June 30,
	2014	2013	2012
Net cash provided by operating activities	$148,580	$140,012	$140,641
Net cash used in investing activities	(306,984)	(98,931)	(232,268)
Net cash provided by (used in) financing activities	169,608	(53,255)	(79,167)
At June 30, 2014, we had $62.5 million of cash and cash equivalents and $448.1 million of outstanding debt. Cash and cash equivalents increased by $12.4 million during fiscal 2014. The cash flows during the year ended June 30, 2014 related primarily to the following items:
Cash inflows:

•	Net income of $43.3 million;

•
Positive adjustments to accrual based net income for non-cash items of $102.2 million primarily related to depreciation and amortization of $72.3 million and share-based compensation costs of $27.8 million;

•	Proceeds from borrowing of debt of $482.8 million; and

•	Changes in working capital balances of $3.1 million.
Cash outflows:

•
Capital expenditures of $72.1 million of which $35.3 million were related to the purchase of manufacturing and automation equipment for our production facilities, $15.4 million were related to the purchase of computer equipment, and $21.4 million were related to purchases of other capital assets, including facility improvements and office equipment;

•	Repayments of debt and debt issuance costs of $274.9 million;

•	Payments for business acquisitions, net of cash acquired, of $216.4 million;

•	Purchases of our ordinary shares of $42.0 million;

•	Internal costs for software and website development that we have capitalized of $9.7 million; and

•	Increased equity investment in Namex of $5.0 million.
Additional Liquidity and Capital Resources Information. During fiscal 2014, we financed our operations, ordinary share purchases and strategic investments through internally generated cash flows from operations and our debt financing. We currently plan to invest approximately $80 million to $100 million in total capital expenditures in fiscal 2015. The majority of planned fiscal 2015 capital investments are designed to support the planned long-term growth of the business. In fiscal 2015, we expect to spend approximately $20 million to build a new manufacturing facility in Japan as part of our joint venture. We also are investing approximately $20 million to $25 million in the expansion of our product selection and other new manufacturing capabilities. Due to our investments in recent years, our current liabilities continue to exceed our current assets; however, we believe that our available cash, cash flows generated from operations, and our debt financing capacity will be sufficient to satisfy our working capital and planned investments to support our long-term growth strategy, including investments and capital expenditure requirements, for the foreseeable future.

As of June 30, 2014, approximately $62.0 million of our cash and cash equivalents was held by our subsidiaries, and undistributed earnings of our subsidiaries that are considered to be indefinitely reinvested were $112.5 million. However, we do not intend to repatriate such funds as the cash and cash equivalent balances are generally used and available, without legal restrictions, to fund ordinary business operations and investments of the respective subsidiaries. If there is a change in the future, the repatriation of undistributed earnings from certain subsidiaries, in the form of dividends or otherwise, could have tax consequences that could result in material cash outflows.
Debt. On January 17, 2014, we entered into an amendment to our credit agreement resulting in an increase to aggregate loan commitments under the credit agreement by $303.8 million, to a total of $800.0 million, by adding new lenders and increasing the commitments of several existing lenders. The new loan commitments consist of revolving loans of $640.0 million and term loans of $160.0 million. The amendment did not result in any material changes to our debt covenants.
In the next twelve months we will continue to use, as needed, our revolving credit facility or additional sources of borrowings in order to fund our ongoing operations, support our long-term growth through strategic investments, or purchase our ordinary shares. We have other financial obligations that constitute additional indebtedness based on the definitions within the credit facility. As of June 30, 2014, the amount available for borrowing under our credit facility was as follows:

In thousands

June 30, 2014
Maximum aggregate available for borrowing	$793,859
Outstanding borrowings of credit facilities	(426,859)
Remaining amount	367,000
Limitations to borrowing due to debt covenants and other obligations (1)	(194,932)
Amount available for borrowing as of June 30, 2014 (2)	$172,068
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(1) Our borrowing ability can be limited by our debt covenants each quarter. These covenants may limit our borrowing capacity depending on our leverage, other indebtedness, such as uncommitted lines of credit, installment obligations, capital leases, deferred purchase prices, and letters of credit, and other factors that are outlined in the credit agreement.
(2) The use of available borrowings for share purchases, dividend payments, or corporate acquisitions and dispositions is subject to more restrictive covenants that lower available borrowings for such purposes relative to the general availability described in the above table.
Debt Covenants. Our credit agreement contains financial and other covenants, including but not limited to the following:
(1) The credit agreement contains financial covenants calculated on a trailing twelve month, or TTM, basis that:

•
our consolidated leverage ratio, which is the ratio of our consolidated indebtedness (*) to our TTM consolidated EBITDA (*), will not exceed 3.25 during the period from March 31, 2014 through December 31, 2014; and (iii) 3.0 after March 31, 2015; and

•	our interest coverage ratio, which is the ratio of our consolidated EBITDA to our consolidated interest expense, will be at least 3.0.
(2) Purchases of our ordinary shares, payments of dividends, and corporate acquisitions and dispositions are subject to more restrictive consolidated leverage ratio thresholds than those listed above when calculated on a proforma basis in certain scenarios. Also, regardless of our leverage ratio, the credit agreement limits the amount of purchases of our ordinary shares, payments of dividends, corporate acquisitions and dispositions, investments in joint ventures or minority interests, and consolidated capital expenditures that we may make. These limitations can include annual limits that vary from year-to-year and aggregate limits over the term of the credit facility. Therefore, our ability to make desired investments may be limited during the term of our revolving credit facility.
(3) The credit agreement also places limitations on additional indebtedness and liens that we may incur, as well as certain intercompany activities.

(*) The definitions of EBITDA and consolidated indebtedness are contained in the credit agreement included as an exhibit to our Form 8-K filed on February 13, 2013, as amended by amendment no. 1 to the credit agreement included as an exhibit to our Form 8-K filed on January 22, 2014.
    As of the date of this filing, we were in compliance with all financial and other covenants under the credit agreement.
In addition, on March 28, 2014 we entered into an agreement for an uncommitted line of credit with Santander Bank, N.A. Under the terms of the agreement we may borrow up to $50 million at any time, with a maturity date of up to 90 days from the loan origination date. Under the terms of our uncommitted line of credit, borrowings bear interest at a variable rate of interest based on LIBOR plus 1.10%. The LIBOR rate is determined on the date of borrowing and is based on the length of the specific loan. This facility does not provide borrowing capacity incremental to the amount available for borrowing as of June 30, 2014 disclosed above.
Contractual Obligations
Contractual obligations at June 30, 2014 are as follows:
In thousands

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating leases	$50,469	$14,067	$13,801	$8,887	$13,714
Build-to-suit lease	119,593	—	19,777	21,576	78,240
Purchase commitments	30,860	30,860	—	—	—
Debt and interest payments	481,082	47,718	79,781	353,583	—
Capital leases	9,197	4,572	4,148	477	—
Other	32,628	9,507	16,374	6,747	—
Total (1)	$723,829	$106,724	$133,881	$391,270	$91,954
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(1) We may be required to make cash outlays related to our uncertain tax positions. However, due to the uncertainty of the timing of future cash flows associated with our uncertain tax positions, we are unable to make reasonably reliable estimates of the period of cash settlement, if any, with the respective taxing authorities. Accordingly, uncertain tax positions of $6.7 million as of June 30, 2014 have been excluded from the contractual obligations table above. For further information on uncertain tax positions, see Note 14 to the accompanying consolidated financial statements.
Operating Leases. We rent office space under operating leases expiring on various dates through 2024. Future minimum rental payments required under our leases are an aggregate of approximately $50.5 million. The terms of certain lease agreements require security deposits in the form of bank guarantees and a letter of credit in the amount of $0.1 million and $1.4 million, respectively.
Build-to-suit lease. In July 2013, we executed a lease for an eleven-year term to move our Lexington, Massachusetts operations to a new facility in Waltham, Massachusetts, that is expected to commence in the second half of calendar 2015. Please refer to Note 6 in the accompanying consolidated financial statements for additional details.
Purchase Commitments. At June 30, 2014, we had unrecorded commitments under contract of $30.9 million, which were composed of inventory purchase commitments of approximately $12.0 million, production and computer equipment purchases of approximately $9.6 million, and other unrecorded purchase commitments of $9.3 million.
Debt. The term loans outstanding under our credit agreement have repayments due on various dates through February 8, 2018, with the revolving loans due on February 8, 2018. Interest payable included in this table is based on the interest rate as of June 30, 2014 and assumes all revolving loan amounts outstanding will not be paid until maturity, but that the term loan amortization payments will be made according to our defined schedule.
Capital leases. We lease certain machinery and plant equipment under capital lease agreements that expire at various dates through 2017. The aggregate carrying value of the leased equipment under capital leases included in property, plant and equipment, net in our consolidated balance sheet at June 30, 2014, is $12.6 million, net of accumulated depreciation of $1.0 million; the present value of lease installments not yet due included in other current liabilities and other liabilities in our consolidated balance sheet at June 30, 2014 amounts to $8.9 million.
Other Obligations. Other obligations include an installment obligation of $16.6 million related to the fiscal 2012 intra-entity transfer of Webs' intellectual property, which results in tax being paid over a 7.5 year term and has been classified as a deferred tax liability in our consolidated balance sheet as of June 30, 2014. Other obligations also include the fair value of the contingent earn-out payments related to our fiscal 2014 acquisitions of Printdeal and Pixartprinting of $16.1 million. The Pixartprinting liability is based on calendar 2014 revenue and EBITDA targets and is payable in the third quarter of fiscal 2015. The Printdeal liability is payable during the third quarter of fiscal 2016 and is contingent upon the achievement of an initial 2014 EBITDA margin threshold but ultimately payable based on achieving certain revenue and EBITDA results for calendar year 2015. Please refer to Note 8 in the accompanying consolidated financial statements for additional details.